Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Announces Private Offering of $4.06 Million of Securities

SEATTLE, July 26, 2010 — Cell Therapeutics, Inc. (NASDAQ and MTA: CTIC) (the “Company”) today announced that it has entered into an agreement to sell, subject to customary closing conditions, $4.06 million of securities to an accredited investor in a private offering pursuant to Section 4(2) of the Securities Act of 1933, as amended. The securities consist of 4,060 shares of Series 6 preferred stock, no par value per share, together with warrants to purchase an aggregate of 5.8 million shares of common stock (the “Series 6 Financing”). The offering is scheduled to close on or about July 27, 2010, subject to the satisfaction of customary closing conditions.

The Series 6 preferred stock will be convertible initially into 11.6 million shares of common stock at a conversion price of $0.35 per share. The Series 6 preferred stock will not be redeemable and will vote with the common stock on an as-converted basis. Except to the extent of dividends on the common stock and certain other securities, no dividends will be paid on the Series 6 preferred stock. The Series 6 preferred stock will have a liquidation preference equal to its initial stated value of $1,000 per share plus the amount of accrued and unpaid dividends, if any.

The warrants to be issued in the Series 6 Financing will generally be exercisable upon the later of (i) six months and one day after the date of initial issuance and (ii) the date that the Company amends its amended and restated articles of incorporation to increase the authorized shares of common stock available for issuance thereunder by 400 million shares after receiving shareholder approval thereof. The initial exercise price for the warrants will be $0.42 per share and the exercise period for the warrants will terminate on the four year, six month and one day anniversary of the date of initial issuance.

The Company also entered into an agreement with an accredited investor to exchange existing warrants to purchase shares of common stock for new warrants to purchase the same number of shares of common stock at a lower exercise price. In connection with such exchange, the warrant holder gave up the requirement in its existing warrants that the Company reserve shares underlying its warrants. The new warrants will be in substantially the same form as the warrants that the Company agreed to issue in the Series 6 Financing.

The Company intends to use the net proceeds from the Series 6 Financing for general corporate purposes, which may include, among other things, paying interest on and/or retiring portions of its outstanding debt, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications, and general working capital.

This press release does not constitute an offer to sell nor the solicitation of an offer to buy the Series 6 preferred stock (including the shares of common stock into which the Series 6 preferred stock is convertible) or the warrants (including the shares of common stock into which the warrants are convertible) (all of such securities collectively, the “Securities”), nor shall there be any offer, solicitation or sale of the Securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Securities will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading prices of the Company’s securities. The risks and uncertainties include, the risk that the purchase and sale of some or all of the Securities might not be consummated, the risk that the Company may not receive shareholder approval of an increase in the authorized shares available for issuance pursuant to its amended and restated articles of incorporation, the Company’s intentions regarding the use of proceeds, and other risk factors listed or described from time to time in the Company’s filings with the SEC, including, without limitation, its most recent filings on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.